Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Blue Valley Ban Corp.
Overland Park, Kansas
We consent to the incorporation by reference in Registration Statement No. 333-46022 on Form S-8 of Blue Valley Ban Corp., of our report, dated March 30, 2009, relating to the consolidated balance sheets of Blue Valley Ban Corp. as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2008, which report appears in the December 31, 2008 Annual Report on Form 10-K of Blue Valley Ban Corp.
/s/ BKD, llp
Kansas City, Missouri
March 30, 2009